UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(AMENDMENT NO.      )

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☐	Soliciting Material Pursuant to §240.14a-l l(c) or §240.14a-12

SCPIE HOLDINGS INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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[LETTERHEAD OF SCPIE HOLDINGS INC.]

November 28, 2007

Dear Fellow Shareholders:

We are writing to bring you up to date on an exciting development at SCPIE.

As many of you may have already heard, on October 15, 2007, we entered into a definitive agreement to be acquired by The Doctors Company, a leading physician-owned medical malpractice carrier, for $28.00 per share in cash. This price translates into an aggregate purchase price of approximately $281 million and reflects a premium of approximately 31% over the Company’s closing price one week before the transaction was announced.

Creating shareholder value has always been our focus, as we have continued to implement our strategic business plan and solidify our core operations. In January 2007, after a thorough analysis of our business, which included reviewing the competitive dynamics of our industry as well as SCPIE’s growth potential, we retained Deutsche Bank as our financial advisor to assist us with exploring additional opportunities to create shareholder value.

We ran a comprehensive process and selected the best strategy for all shareholders.

Over the past 10 months, your Board of Directors, with the assistance and direction of Deutsche Bank, conducted a thorough review of the Company’s strategic alternatives. It was determined that a possible sale of the company is the strategy that would create the greatest value for shareholders. To achieve that objective, we conducted a robust and open auction. After a diligent review process, the Board determined that the $28.00 per share cash offer from The Doctors Company is the most direct path to maximizing shareholder value.

Your Board has thoroughly reviewed this offer and will be presenting it to you over the next several months, along with more on why The Doctors Company’s acquisition is the best deal for all shareholders.

In addition, importantly for our insureds, SCPIE would join one of the most well-respected medical malpractice insurers in California. We therefore anticipate minimal disruption to existing relationships with our insureds. For many reasons, a transaction that preserves these crucial relationships is more likely to close and to deliver value to our shareholders.

Despite all the due diligence and the opportunity for shareholders to receive a significant premium for their shares, a former director of the Company has decided not to support the transaction. Joseph Stilwell, who resigned several weeks ago, has made public his intention to oppose a sale of SCPIE to The Doctors Company. Instead, he has advocated for a transaction with one of the losing bidders, notwithstanding the rest of the Board’s concerns regarding the risks inherent in closing that transaction as well as that bidder’s ability to ultimately deliver at least $28.00 of value per share at the time of closing.

We believe that Mr. Stilwell’s opposition to the proposed sale to The Doctors Company may be influenced by a conflict of interest due to his significant ownership stake in the bidder that he favors. He may be contacting you for support and we hope you will disregard his overtures since we believe approving the transaction with The Doctors Company is in the best interest of all shareholders.

We ask that you take no action until you receive SCPIE’s definitive proxy materials.

As the special shareholders’ meeting approaches, we will send you SCPIE’s definitive proxy materials along with a WHITE proxy card for you to vote your shares. Please do not take any action until you receive these materials and have a chance to review them. In the meantime, we urge you not to sign any proxy card you might receive from Mr. Stilwell or respond to any information requests you may receive from him. If you have any questions, please call our investor relations department at (310) 551-5948 or call MacKenzie Partners, which is assisting the Company in this matter, at (800) 322-2885.

On behalf of the Board of Directors, we thank you for your past support, and trust we can count on your continued support of the Company and your Board of Directors as we move forward to consummate this transaction.

Sincerely,

Mitchell S. Karlan MD	Donald J. Zuk
Chairman	President and Chief Executive Officer

Additional Information and Where to Find It

SCPIE intends to file a definitive proxy statement in connection with the proposed acquisition. The proxy statement will be mailed to SCPIE’s stockholders, who are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition. Investors and security holders may obtain free copies of these documents and other documents filed with the Securities and Exchange Commission at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by SCPIE at the Investors/Media section on its corporate website at www.scpie.com.

SCPIE’s executive officers and directors may be participants in the solicitation of proxies from SCPIE stockholders with respect to the acquisition. Information about the Company’s executive officers and directors, and their ownership of SCPIE Holdings common stock, is set forth in the proxy statement for SCPIE’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2007, and in the reports filed by the executive officers and directors under Section 16 of the Securities Exchange Act of 1934, as amended, since such date. Additional information regarding the direct and indirect interests of SCPIE’s executive officers and directors in the acquisition will be in the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.

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In addition to historical information, this letter contains forward-looking statements that are based upon the Company’s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Actuarial estimates of losses and loss expenses and expectations concerning the Company’s ability to retain current insureds at profitable levels, successful withdrawal from the assumed reinsurance business, continued solvency of the Company’s reinsurers, obtaining rate change regulatory approvals, expansion of liability insurance business in its principal market, and improved performance and profitability are dependent upon a variety of factors, including future economic, competitive and market conditions, frequency and severity of catastrophic events, future legislative and regulatory actions, uncertainties and potential delays in obtaining rate approvals, the level of ratings from recognized rating services, the inherent uncertainty of loss and loss expense estimates in both the core business and discontinued non-core business and the cyclical nature of the property and casualty insurance industry, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. The Company is also subject to certain structural risks as an insurance holding company, including statutory restrictions on dividends and other intercompany transactions.

Risks and uncertainties regarding the pending transaction with The Doctors Company include the possibility that the closing does not occur, or is delayed, due to the failure of closing conditions (including approval by the Company’s stockholders and regulatory authorities) and risks that the pending transaction could disrupt current plans and opportunities of the Company. Other factors that may cause actual results to differ from the forward-looking statements contained herein and that may affect the Company’s prospects are included in the Company’s other filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as representation by the Company or any other person that the Company’s objectives or plans will be realized.

If you have any questions, please call MacKenzie Partners

at the numbers listed below.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885